EXHIBIT 10.1

AMENDMENT TO AGREEMENT FOR UNIT FOUR
THIS AMENDMENT TO AGREEMENT FOR UNIT FOUR (this “Amendment”) is made and is effective as of September 21, 2017 (the “Amendment Date”), by and between ALCOA POWER GENERATING, INC., a Tennessee corporation (“APG”) and SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation (“Southern Indiana”). Capitalized terms used herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Agreement (as defined below).
RECITALS
WHEREAS, Alcoa Generating Corporation, now known as the AGC Division of APG, and Southern Indiana are parties to an Agreement For Unit Four at Alcoa Generating Corporation’s Warrick Power Plant, dated January 30, 1968 (as the same has been amended from time to time, the “Agreement”), under which APG operates Unit Four of the Power Plant; and
WHEREAS, APG and Southern Indiana desire to amend the Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, APG and Southern Indiana hereby agree to amend the Agreement as follows:

1.	Extension of Operating Term.
Section 5 of ARTICLE ONE of the Agreement is replaced with the following:
“Operating Term” means the period commencing at the date of commercial operation of Unit Four and continuing until December 31, 2023 and will continue in effect thereafter until terminated by either party by written notice given to the other party. Notice to terminate the Operating Term effective on December 31, 2023 or any time thereafter must be given at least nineteen (19) months in advance of the intended date of termination, except in the event of a termination for default under this Agreement as provided below. As such, if a party desires to terminate the Operating Term effective on December 31, 2023, such party would be required to provide written termination notice to the other party prior to June 1, 2022. Notwithstanding the foregoing, the Operating Term may be terminated by either party, by notice to the other, if the other party shall fail to perform its obligations hereunder, and such failure shall continue for a period of sixty (60) days after notice thereof from the party not in default.

2.	Additional Amendments. Notwithstanding anything to the contrary in the Agreement, the parties agree as follows:

A.
APG Call Option. From and after the earlier to occur of (x) December 31, 2023 or (y) the date upon which Southern Indiana gives written notice of its intent to terminate the Operating Term, and continuing (subject to Section 2.A.ii below) thereafter for the remaining duration of the Operating Term (such period, the “Option Period”), APG shall have the one-time option (the “Option”) to purchase all of Southern Indiana’s right, title and interest in Unit Four (the “Option Interest”), which shall be exercised by APG’s delivery of a binding and irrevocable election to Southern Indiana in accordance with the provisions described below.

i.	If APG desires to exercise the Option, APG shall first deliver a non-binding notice of its intent to Southern Indiana (the “Non-Binding Option Notice”).

EXHIBIT 10.1

ii.
APG may deliver the Non-Binding Option Notice at any time during the Option Period; provided, that if Southern Indiana has given written notice of its intent to terminate the Operating Term, APG must deliver the Non-Binding Option Notice no later than thirty (30) days following the date of such termination notice, after which time the Option shall automatically terminate and be of no further force or effect. For sake of clarity, APG may only issue one Non-Binding Option Notice and if, following the issuance of such Non-Binding Option Notice, APG elects not to issue a Binding Option Notice in accordance with this Section 2.A, then the Option shall automatically terminate and be of no further force or effect.

iii.
The price to be paid by APG for the Option Interest (the “Option Price”) shall be an amount equal to the lesser of: (x) the then-current fair market value of the Option Interest, (y) Southern Indiana’s book value of the Option Interest as shown on its balance sheet, net of depreciation and amortization, calculated as of the closing date of APG’s purchase of the Option Interest in accordance with generally accepted accounting principles in the United States (consistently applied and as may be modified by Federal Energy Regulatory Commission accounting requirements), or (z) Twenty-Five Million Dollars ($25,000,000); provided that, in no event shall the Option Price be less than Zero Dollars ($0). With regard to the calculation of the fair market value of the Option Interest, the parties agree that the fair market value calculation will be performed by an independent, third-party expert mutually selected by APG and Southern Indiana and such calculation will be completed within sixty (60) days following the date of the Non-Binding Option Notice. The costs of such third-party expert shall be shared equally between the parties. The fair market value of the Option Interest shall be the fair market value as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all pertinent factors determinative of value (including, unless already expressly reflected in such fair market value calculation, a dollar-for-dollar reduction in the fair market value calculation for any Unit Four Capital Expenditures (as defined below), net of depreciation and amortization as of the date of valuation, made by APG on Southern Indiana’s behalf during the Limited Capital Expenditures Period (as defined below) as contemplated by Section 2.B below), and the assumption by a potential buyer of Southern Indiana’s rights and obligations under this Agreement; provided, that in no event shall such fair market value calculation be less than Zero Dollars ($0). Within five (5) days following receipt by the parties of the fair market value calculation from the third-party expert, Southern Indiana will provide APG in writing with its calculation of the Option Price consistent with the terms of this Section 2.A.iii. Upon receipt of such calculation, APG shall have thirty (30) days to make a binding and irrevocable written election to move forward with the exercise of the Option (the “Binding Option Notice”).

iv.
Upon delivery of the Binding Option Notice, the parties shall use good faith efforts to cause the closing of the sale of the Option Interest to occur, subject to receipt of any required approvals of third parties or governmental authorities, as promptly as reasonably possible following the date of the Binding Option Notice, and in any event, effective as of any expiration or earlier termination of the Operating Term.

v.
If the Binding Option Notice and the closing of the sale of the Option Interest occur within the same Midcontinent Independent System Operator (“MISO”) capacity auction year, then Southern Indiana may, at its option, delay the closing of the sale of

EXHIBIT 10.1

the Option Interest until expiration of such capacity auction year in order to continue to obtain the capacity it requires to meet planning reserve margin requirements. As part of any acquisition by APG of the Option Interest, the parties agree that APG will receive all environmental credits related to the existing Unit Four scrubber.

vi.
To the extent that the terms of this Section 2.A are inconsistent with the terms of that certain Deed and Agreement made by and between APG and Southern Indiana dated as of January 30, 1968, the parties agree that the terms of this Section 2.A shall govern.

B.
Limitation on Southern Indiana’s Contribution for Capital Expenditures. Southern Indiana’s fifty percent (50%) share of the Unit Four Capital Expenditures (as defined below) for the six (6) year period from January 1, 2018 through December 31, 2023 (the “Limited Capital Expenditures Period”) shall not exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000), and APG shall fund any additional Unit Four Capital Expenditures. For clarity, APG shall own 100% of that portion of any capital asset paid for with any such additional Unit Four Capital Expenditures funded 100% by APG and shall be entitled to record the same as an asset on its balance sheet. Further, if Southern Indiana does not give notice to terminate the Operating Term prior to June 1, 2022 (which, in accordance with Section 5 of Article One of the Agreement, shall result in the Operating Term of the Agreement continuing beyond December 31, 2023), then Southern Indiana shall be responsible to reimburse APG, on June 1, 2022, for Southern Indiana’s fifty percent (50%) share (net of depreciation and amortization) of any such additional Unit Four Capital Expenditures funded by APG consistent with good utility practice. Upon such reimbursement, Southern Indiana shall own its fifty-percent (50%) share of the associated capital asset and shall be entitled to record the same as an asset on its balance sheet. Notwithstanding the foregoing, if the total (combining both APG’s and Southern Indiana’s share) actual and projected Unit Four Capital Expenditures required during the Limited Capital Expenditures Period exceed Forty-Five Million One Hundred Thousand Dollars ($45,100,000), then APG shall have the option to terminate the Operating Term upon six (6) months’ advance written notice to Southern Indiana (subject to Section 2.I below); provided, that, if Unit Four has been shut down (whether or not due to an unscheduled outage) and APG has determined that APG will not invest the capital necessary to resume operations, then either party will have the option to terminate the Operating Term upon thirty (30) days’ advance written notice to the other party (subject to Section 2.I below). As of the Amendment Date, the parties estimate that Southern Indiana’s fifty percent (50%) share of Unit Four Capital Expenditures during the Limited Capital Expenditures Period will be approximately Sixteen Million Four Hundred Thousand Dollars ($16,400,000). Attached hereto as Exhibit 1 is a non-binding schedule detailing such projected Unit Four Capital Expenditures. Unit Four capital expenditures for the Limited Capital Expenditures Period (“Unit Four Capital Expenditures”) shall include any expenditures satisfying the criteria set forth on Exhibit 2 attached to this Amendment, which criteria will remain valid until the expiration of the Limited Capital Expenditures Period, except as modified by mutual agreement of the parties.

C.	Unit Four Demolition, Decommissioning and Site Remediation.

i.
The parties hereby agree that, effective upon the earlier to occur of (x) the expiration or earlier termination of the Operating Term (whether before or after December 31, 2023), other than termination for default by Southern Indiana under this Agreement, or (y) the closing of any sale of the Option Interest pursuant to Section 2.A above:

(1)
APG shall have sole responsibility for Unit Four demolition and decommissioning obligations, including any remediation obligations required by applicable law or regulation on the Unit Four site, inclusive of the Unit Four

EXHIBIT 10.1

dedicated scrubber and as required by applicable law or regulation to mitigate the impacts of any effluent from Unit Four during its operations (collectively, the “Unit Four Decommissioning Obligations”).

(2)
APG does hereby release, and agrees to indemnify, defend and save and keep harmless, Southern Indiana and its parents, affiliates, subsidiaries, and their respective successors and assigns, and any of their respective agents, employees, officers or directors (collectively, the “Southern Indiana Group”) from and against any and all liabilities, losses, damages, claims, actions, proceedings, suits, judgments, costs, interest, expenses and disbursements of any kind and nature whatsoever arising under any theory of liability or law (including attorneys’ fees and costs) (“Claims”) to the extent arising out of the Unit Four Decommissioning Obligations or otherwise constituting the Unit Four Decommissioning Obligations.

(3)
APG shall ensure that all of the Unit Four Decommissioning Obligations are carried out in compliance with applicable laws and regulatory obligations. Within the parameters of applicable law and regulation and subject to Section 2.C.ii below, the timing, means and methods of the Unit Four Decommissioning Obligations will be at the sole discretion of APG.

ii.
APG agrees that the Unit Four Decommissioning Obligations shall be substantially completed (other than the asbestos remediation activities, which shall be fully completed) no later than eight (8) years after the end of commercial operations at Unit Four, measured from the later to occur of (x) the termination of commercial operations at Unit Four and (y) receipt by APG of all regulatory approvals required for the termination of the Operating Term and retirement of Unit 4. However, in the event that APG wishes to delay the completion of the Unit Four Decommissioning Obligations beyond such eight (8) year period (including asbestos remediation activities), then APG shall be permitted to extend the time for completion of the Unit Four Decommissioning Obligations upon written notice to Southern Indiana; provided, that such delay is permitted only if and only for so long as, either (x) the Alcoa Corporation parent guaranty issued in favor of Southern Indiana as required by Section 2.G below remains valid and in effect and Alcoa Corporation maintains a credit rating of at least BB- by Standard & Poor’s, a division of McGraw Hill Financial Inc., or any successor to the rating business of such entity (“S&P”) or at least Ba3 by Moody’s Investor Service, Inc., or any successor to the rating business of such entity (“Moody’s”) (collectively, the “Required Credit Rating”) or (y) APG provides a replacement guaranty in favor of Southern Indiana which secures APG’s indemnification obligations to Southern Indiana arising under Section 2.C.i.(2) above (related to the Unit Four Decommissioning Obligations) and is issued by an entity which meets the Required Credit Rating, or provides other credit support for such obligations which is acceptable to Southern Indiana in its reasonable discretion, and such replacement guaranty or other credit support remains valid and in effect. For purposes of clarity, APG will be entitled to offset its costs and expenses related to the Unit Four Decommissioning Obligations by monetizing any residual or scrap value associated with the Unit Four assets.

D.	Ash Disposal and Ash Pond Liabilities. The parties hereby agree that, effective upon the earlier to occur of (x) the expiration or earlier termination of the Operating Term (whether

EXHIBIT 10.1

before or after December 31, 2023), or (y) the closing of any sale of the Option Interest pursuant to Section 2.A above:

i.
APG shall have sole responsibility for (1) the disposal of its share of the ash produced in the operation of Unit Four during the Operating Term (other than ash disposed of in the Southern Indiana Ash Pond (as defined below), which ash shall be the sole responsibility of Southern Indiana as set forth in Section 2.D.ii below) and (2) the ash pond used by APG and located at APG’s Warrick site (the “APG Ash Pond”), including in each case any and all liabilities and remediation obligations related thereto (collectively, the “APG Ash Disposal Obligations”).

ii.
Southern Indiana shall have sole responsibility for (1) the disposal of its share of the ash produced in the operation of Unit Four during the Operating Term (other than ash disposed of in the APG Ash Pond, which ash shall be the sole responsibility of APG as provided in Section 2.D.i above) and (2) for the ash pond used by Southern Indiana and located at Southern Indiana’s Culley site (the “Southern Indiana Ash Pond”), including in each case any and all liabilities and remediation obligations related thereto (collectively, the “Southern Indiana Ash Disposal Obligations”).

iii.
APG does hereby release, and agrees to indemnify, defend and save and keep harmless, the Southern Indiana Group from and against any and all Claims to the extent arising out of the APG Ash Disposal Obligations or otherwise constituting the APG Ash Disposal Obligations, and Southern Indiana does hereby release, and agrees to indemnify, defend and save and keep harmless, APG and its parents, affiliates, subsidiaries, and their respective successors and assigns, and any of their respective agents, employees, officers, or directors from and against any and all Claims to the extent arising out of the Southern Indiana Ash Disposal Obligations or otherwise constituting the Southern Indiana Ash Disposal Obligations.

E.
Termination of March 3, 2017 Amendment. Except as provided in Section 2.H below, the Amendment to the Unit Four Agreement made between the parties dated March 3, 2017 is, as of the Amendment Date, terminated and of no further force or effect.

F.
Management of Unit Four Costs During Extension of the Operating Term. The parties agree to those certain provisions set forth below in Section 2.F.i through Section 2.F.vii below, in accordance with the following: (x) if Southern Indiana gives notice to terminate the Operating Term prior to June 1, 2022 (which, in accordance with Section 5 of Article One of the Agreement, shall cause the Agreement to terminate on December 31, 2023), then the following provisions shall apply and shall be incorporated into the Agreement from and after the Amendment Date until December 31, 2023, on which date such provisions shall expire and be of no further force or effect (except as expressly provided in Section 2.F.iv below), or (y) if Southern Indiana does not give notice to terminate the Operating Term prior to June 1, 2022 (which, in accordance with Section 5 of Article One of the Agreement shall not cause the Agreement to terminate on December 31, 2023), then the following provisions shall apply and shall be incorporated into the Agreement from and after the Amendment Date until June 1, 2022, on which date such provisions shall expire and be of no further force or effect (except as expressly provided in Section 2.F.iv below).

i.
Southern Indiana shall not be required to contribute capital to or otherwise fund the study of the addition of environmental projects on, or related to the operation of, Unit Four unless agreed upon in writing prior to such investment.

EXHIBIT 10.1

ii.
Southern Indiana shall not be required to contribute toward costs that are not reasonably required, based on good utility operating practices, in order to achieve reliable operation of Unit Four for the period ending December 31, 2023.

iii.	APG shall continue to operate and maintain the Unit Four assets with prudence.

iv.
APG agrees to work cooperatively with Southern Indiana to address any significant increases in operating and maintenance costs, excluding coal costs (“O&M Costs”) relative to the historic costs of operating and maintaining Unit Four and the Common Facilities. On or prior to September 30 of each year during the Operating Term, APG shall prepare and submit to Southern Indiana for approval and adoption the proposed annual O&M Cost budget for the following year of the Operating Term, setting forth in reasonable detail the O&M Cost budget for Unit Four prepared on a quarterly basis (the “Annual Budget” and, in the form approved by APG and Southern Indiana, the “Approved Annual Budget”). The Annual Budget shall be prepared in a manner generally consistent with prior years and in accordance with prudent utility operating standards to achieve reliable operation of Unit Four through December 31, 2023. In the event that Southern Indiana objects to the Annual Budget submitted by APG, Southern Indiana shall provide such objection, along with a detailed explanation of its reasons for such objection, to APG in writing not later than October 31 of such year. APG and Southern Indiana shall use good faith efforts to mutually agree upon the Approved Annual Budget, including agreeing upon any allocations contemplated by Section 2.F.v below. If APG and Southern Indiana fail to reach agreement on an Approved Annual Budget for any year during the Operating Term prior to the first day of such year, then the average Approved Annual Budget during the immediately preceding five-year period shall be deemed to be in effect, subject to a five percent (5%) increase, until the approval of a new Approved Annual Budget in accordance herewith. The 2018 Annual Budget will be prepared by APG and submitted to Southern Indiana for approval on or prior to September 30, 2017 as described above. Further, if the actual O&M Costs for Unit Four in any calendar year exceed the O&M Costs budgeted for Unit Four in the Approved Annual Budget for such calendar year by more than twenty percent (20%), then Southern Indiana will not be responsible to fund its fifty percent (50%) share of any such O&M Costs which exceed the twenty percent (20%) threshold. APG may elect to fund Southern Indiana’s fifty percent (50%) share of such costs which exceed the twenty percent (20%) threshold, or may decide, not later than January 31 of the following calendar year, to issue a notice to terminate the Operating Term upon six (6) months’ advance written notice to Southern Indiana (subject to Section 2.I below). Within thirty (30) days following APG’s delivery of such termination notice, APG and Southern Indiana shall mutually develop and agree upon an O&M Cost budget for the period of time from the notice of termination until the termination of the Operating Term, setting forth in reasonable detail the O&M Cost budget for Unit Four for such period with a shared goal of minimizing the O&M Costs during such period (the “Approved Shutdown Budget”). Upon mutual agreement of the Approved Shutdown Budget, the Approved Shutdown Budget shall be deemed to replace the then-effective Approved Annual Budget and APG and Southern Indiana shall each continue to pay its fifty percent (50%) share of O&M Costs during the period covered by the Approved Shutdown Budget. The foregoing sentence, and any Approved Shutdown Budget, will survive any termination of this Section 2.F.

EXHIBIT 10.1

v.
If Southern Indiana’s share of the O&M Costs proposed to be incurred for any particular Unit Four project reasonably expected to be completed (x) as part of the major outage planned for 2019 (the “2019 Outage”) or (y) in 2020 or thereafter, are expected to exceed the applicable Review Threshold (as defined below), Southern Indiana will only be required to pay its pro-rata share of such costs that are reasonably required, based on good utility operating practices, in order to achieve reliable operation of Unit Four for the period ending December 31, 2023 (or such shorter period as may be applicable if a termination notice has been issued), based on the expected benefit period associated with the relevant project (measured using the number of post-outage or post-project completion months remaining until December 31, 2023 (or such shorter period as may be applicable if a termination notice has been issued) divided by the expected duration - in months - of the benefits derived from the project in question). With respect to planned projects, the parties shall agree upon any such O&M Cost allocations as part of the process of reaching agreement on an Approved Annual Budget. As used herein, the “Review Threshold” means (a) One Hundred Thousand Dollars ($100,000) for any project that is reasonably expected to be completed as part of the 2019 Outage or in 2020, 2021 or 2022, and (b) Fifty Thousand Dollars ($50,000) for any project that is reasonably expected to be completed in 2023 or any time thereafter. For sake of clarity, the foregoing shall not limit the application of Section 2.B hereof and the cap on Southern Indiana’s liability for Unit Four Capital Expenditures contained therein.

vi.
APG agrees that any Common Facilities cost increases due to increased allocations to Unit Four resulting from the closure of one or more of the First Three Units will not be allocated to Southern Indiana.

vii.
With respect to other material, non-routine work proposed by APG that Southern Indiana believes, based on good utility operating practices, is not reasonably required in order to achieve reliable operation of Unit Four for the period ending December 31, 2023, but is instead designed to extend the life of Unit Four beyond such date, Southern Indiana reserves the right, if it objects to the project via the Operating Committee and APG moves ahead with the expenditure, to oppose recovery of some or all of its share of the cost, and to either arbitrate, pursuant to Section 4 of Article Seven of the Agreement, or file suit against APG, regarding the right to such recovery on or before December 31, 2023.

G.
APG Parent Guaranty. Concurrently herewith, APG’s parent company, Alcoa Corporation, has issued a parent guaranty in the form attached hereto as Exhibit 3 in favor of Southern Indiana in order to secure APG’s indemnification obligations to Southern Indiana arising under Section 2.C.i(2) above (related to the Unit Four Decommissioning Obligations) and Section 2.D.ii above (related to the APG Ash Disposal Obligations).

H.
Amendment Contingent on Warrick Smelter Restart. Notwithstanding anything to the contrary in this Amendment, in the event that (x) a restart, in whole or in part, of Alcoa’s Warrick aluminum smelter (the “Smelter”), measured from the date of first molten metal production from the Smelter (a “Smelter Restart”), has not occurred by July 1, 2018, or (y) though a Smelter Restart has occurred on or prior to July 1, 2018, molten metal production at the Smelter is subsequently terminated by any affiliate of APG within twelve (12) months following the initial date of such Smelter Restart for reasons other than force majeure, then, in either case, this Amendment may be terminated immediately upon written notice by either party. In the event of such termination of this Amendment, the Agreement, as it existed immediately prior

EXHIBIT 10.1

to the execution of this Amendment (including, for the sake of clarity, all prior amendments thereto), will govern the parties’ joint ownership and operation of Unit Four with the exception that Sections 2.A, 2.C, and 2.D above, and the Alcoa Corporation parent guaranty provided pursuant to Section 2.G above shall survive and continue to apply, and either party shall have a right to terminate the Operating Term upon six (6) months’ advance written notice to the other party (subject to Section 2.I below).

I.
Termination of the Operating Term; Survival. Notwithstanding anything to the contrary in this Amendment, the parties agree that any termination of the Operating Term shall be structured and scheduled in order to ensure compliance with all then-existing MISO capacity and network resource commitments and any regulatory requirements applicable to the termination of the Operating Term or the retirement of Unit Four. In the event that MISO-related commitments or regulatory requirements prevent the termination of the Operating Term or the retirement of Unit Four within the applicable advance notification period specified in this Amendment, the parties agree that the Operating Term shall continue in effect until such time as it may be terminated in full compliance with all such MISO-related commitments and applicable regulatory requirements. Notwithstanding any expiration or earlier termination of the Operating Term or this Amendment, other than termination for default by Southern Indiana, Sections 2.A, 2.C, and 2.D above, and the Alcoa Corporation parent guaranty provided pursuant to Section 2.G above shall survive and continue to apply.

J.
Matters with Respect to Certain Environmental Assets. Certain Unit Four pollution control and solid waste disposal assets (“Environmental Assets”) were financed by Southern Indiana with tax-exempt bonds. Southern Indiana acknowledges that if APG becomes the owner of Southern Indiana’s interest in Unit Four, APG has total control over these Environmental Assets. In order for Southern Indiana to continue to comply with the Internal Revenue Code and respond to audits of that compliance, Southern Indiana respectfully requests and APG acknowledges that if APG becomes the owner of Southern Indiana’s interest in Unit Four, APG will (i) notify Southern Indiana within (30) days in the event the use of any Environmental Assets is changed from their current use or any Environmental Assets are sold, (ii) upon thirty (30) days written notice, provide Southern Indiana access to the Environmental Assets and information regarding the Environmental Assets, in each case as and to the extent reasonably necessary for Southern Indiana to continue to comply with the Internal Revenue Code and respond to audits of that compliance, and (iii) use commercially reasonable efforts to bind these provisions to any successors or assigns of APG. Southern Indiana shall reimburse APG for reasonable expenses associated with complying with requests for information and access.

3.	Miscellaneous.

A.	Indemnification Procedures.

i.
Any person making a claim for indemnification hereunder (an “Indemnified Party”) in respect of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of such Third Party Claim in writing promptly after receiving notice thereof, describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent) that such failure shall have caused the indemnifiable losses to be greater than such losses would

EXHIBIT 10.1

have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

ii.
Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that, the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 3.A. Notwithstanding the foregoing, if (x) the Third Party Claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (y) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (z) the Third Party Claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such Third Party Claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any Third Party Claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

iii.
Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such liability. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party, (which consent shall not be unreasonably withheld or delayed), unless the relief consists solely of (i) money damages (all of which the Indemnifying Party shall pay), and (ii) includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

iv.
For all Third Party Claims, the Indemnified Party shall provide its reasonable cooperation with the Indemnifying Party in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnifying Party shall not reasonably promptly assume the defense of any such Third Party Claim, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party.

EXHIBIT 10.1

v.	A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

B.
Ratification of Agreement; Continuation of Electric Power Agreement. Except as expressly amended by this Amendment, the Agreement is hereby ratified and affirmed in all respects and shall continue in full force and effect in accordance with its terms. Further, the parties agree that the Electric Power Agreement between them dated May 1, 2002, as the same may have been amended from time to time (collectively, the “EPA”) will remain in effect on its current terms during the Operating Term; provided, however, that in the event that APG materially increases its power exports from the First Three Units from the current level of operations, or if a change in applicable law or regulation materially impacts the terms or implementation of the EPA, the parties shall negotiate in good faith to modify the EPA so as to address in a commercially reasonable manner the impact of such changes on the parties.

C.
Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Indiana as to all matters, including matters of validity, construction, interpretation, effect, performance and remedies, without regard to conflicts rules that would otherwise refer the matter to the laws of another jurisdiction.

D.
Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. Transmission of the executed signature page of a counterpart of this Amendment by electronic mail shall be effective as delivery of an executed counterpart of this Amendment.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives as of the Amendment Date.

ALCOA POWER GENERATING, INC.

By: /s/ Marc A. Pereria
Name: Marc A. Pereria
Title: Vice President

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

By: /s/ Jon K. Luttrell
Name: Jon K. Luttrell
Title: Senior Vice President - Utility Operations

[Signature Page to Amendment Agreement]

EXHIBIT 10.1

Exhibit 1
Projected Capital Expenditures

Capex		Vectren Share
Lime Injection Upgrade	2018	$ 650,000
U4 HP Controls	2018	$ 1,300,000
Yearly Allocation	2018	$ 500,000
Upgradde NOX Analyzers	2019	$ 390,000
De-Tip Fans	2019	$ 1,300,000
Air Heaer Baskets	2019	$ 438,750
8/8A Conveyer Upgrades	2019	$ 162,500
Yearly Allocation	2019	$ 500,000
Tripper Car Upgrade	2020	$ 1,560,000
Yearly Allocation	2020	$ 2,400,000
Yearly Allocation	2021	$ 2,400,000
Yearly Allocation	2022	$ 2,400,000
Yearly Allocation	2023	$ 2,400,000
	Total	$ 16,401,250

EXHIBIT 10.1

Exhibit 2
Capital Expenditures
Alcoa Corporation and its consolidated US entities, including APG, capitalize the acquisition cost of all depreciable or amortizable capital assets with all of the following attributes:

•	The asset is identifiable and controllable.

•	The asset has a physical and economic life exceeding 1 year.

•	The asset has a minimum acquisition cost that exceeds $10,000.
This policy also applies to Alcoa's consolidated non-US entities, unless the local tax laws and/or statutory accounting rules of the host country require capitalization of assets at a lesser amount of an equivalent non-US currency.
The cost to acquire a capital asset includes all costs, both direct and indirect, associated with acquisition (i.e., installation, freight, set-up costs, permitting fees and related costs such as state-required environmental studies that must be performed before construction is allowed, as well as related sales and use taxes), including costs determined to be necessary to complete the asset or bring it to a state of completion so that it can perform its intended function. Rebates received from vendors on capital projects are to be accounted for as a reduction in the asset cost and not as a credit to profit and loss. If the asset or project has already been capitalized and the system will not permit the recording of a reduction in its carrying value, then a negative asset must be established to account for the rebate. The life assigned to the negative asset is to be consistent with the life assigned to the asset to which the rebate relates.
It is Alcoa's policy to transfer completed capital projects to the appropriate property, plant and equipment ledger accounts in the month of completion of the project, or upon receipt, in the case of non-project expenditures. The term "completion" is intended to mean the point in time when the project (or major component thereof) or facility is substantially complete and has been turned over to the operating department for commissioning of the project / facility. If a project is designated as “complete” during the last ten (10) calendar days of a month and system constraints preclude the transfer of the project to the appropriate property, plant and equipment ledger accounts, it will be acceptable to defer the transfer until the following month. Also refer to the standard on Construction Work in Process.
The $10,000 minimum capitalization rule applies to the aggregate cost of the original or normal complement of low-cost equipment items (i.e., potroom tools, small tools for shops, molds and dies for standard production items, furniture and equipment for offices, scrap boxes, pallets, spools). The initial group or batch of low-cost items with an aggregate cost of $10,000 or more should be appropriately aggregated and capitalized. This applies to brownfield as well as greenfield sites. Replacement of these low-cost items is expensed unless the item meets the $10,000 minimum.
Additions to assets subsequent to the initial installation are also subject to the $10,000 minimum capitalization rule. However, this concept does not apply to delayed costs (i.e., reallocation of construction overhead for new construction projects) that are really part of the initial installation.
The $10,000 minimum capitalization rule also applies to costs incurred subsequent to the acquisition of a tangible capital asset that result in an improvement to that asset, such as extended life of the asset or increased productivity of that asset.

EXHIBIT 10.1

Exhibit 3
Form of Parent Guaranty
THIS PARENT GUARANTY (this “Guaranty”) is made as of September 21, 2017 by ALCOA CORPORATION, a Delaware corporation (“Guarantor”), in favor of SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, an Indiana corporation (“Beneficiary”), for the benefit of ALCOA POWER GENERATING, INC., a Tennessee corporation (“Counterparty”).
RECITALS
WHEREAS, Counterparty is a direct or indirect subsidiary of Guarantor;
WHEREAS, Beneficiary and Counterparty are parties to an Agreement For Unit Four at Alcoa Generating Corporation’s Warrick Power Plant, dated January 30, 1968 (as the same has been amended from time to time, including by the Amendment (defined below), the “Unit Four Agreement”);
WHEREAS, concurrently herewith, Beneficiary and Counterparty entered into an amendment to the Unit Four Agreement, dated September 21, 2017 (the “Amendment”); and
WHEREAS, it is a requirement under the Amendment that Guarantor shall have issued this Guaranty in favor of Beneficiary in order to secure certain obligations of Counterparty under the Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

1.	Definitions. Unless defined herein, capitalized terms used herein shall have the meanings set forth in the Amendment.

2.
Guarantee to Beneficiary. Guarantor hereby irrevocably and unconditionally guarantees to Beneficiary the full and prompt payment and performance by Counterparty of the Unit Four Decommissioning Obligations and the APG Ash Disposal Obligations, in accordance with Section 2.C.ii and Section 2.D.ii, respectively, of the Amendment (all such obligations are hereinafter collectively referred to as the “Guaranteed Obligations”) as provided in this Guaranty. This Guaranty is a guarantee of payment and of performance and not merely of collection.

3.
Beneficiary Demand and Defenses. Except as expressly provided in this Guaranty, the liability of Guarantor under this Guaranty shall not be conditional or contingent upon any action being taken against Counterparty, any other guarantor or person or any collateral security for the Guaranteed Obligations or any property. If Counterparty shall fail to pay or perform in full when due all or any part of the Guaranteed Obligations, Beneficiary shall make a demand upon Guarantor (a “Beneficiary Demand”). A Beneficiary Demand shall be in writing and shall reasonably and briefly specify in what manner and/or what amount Counterparty has failed to pay or perform, as applicable, with a specific statement that Counterparty is calling upon Guarantor to pay or perform, as applicable, under this Guaranty. Within 10 days of Guarantor’s receipt of a Beneficiary Demand, Guarantor shall promptly pay (including any interest accrued thereon from the date due by Counterparty) or perform the unpaid or unperformed, as applicable, Guaranteed Obligations set forth in the Beneficiary Demand in accordance with the terms of the Unit Four Agreement. Notwithstanding anything to the contrary set forth in this Guaranty and except for defenses waived by Counterparty or arising from the lack of authority, bankruptcy, insolvency or dissolution of Counterparty, all defenses, claims, set-offs,

EXHIBIT 10.1

deductions, limitations on liability, opportunities to cure defaults and other rights available to Counterparty under the Unit Four Agreement shall be available to Guarantor (collectively “Defenses”). However, in determining the extent to which Guarantor must perform or pay the Guaranteed Obligations pursuant to this Guaranty, (a) in no event shall Guarantor be permitted to assert any Defense greater than those provided to Counterparty under the Unit Four Agreement and (b) to the extent that it is determined by a court of competent jurisdiction that any Defense is unavailable to Counterparty or is limited in its scope or nature, Guarantor shall be prohibited from raising such Defense to the same extent as such Defense is determined by such court to be unavailable or limited.

4.
Expenses and Fees. Guarantor agrees to pay Beneficiary all reasonable fees and expenses (including, without limitation, reasonable attorney’s fees) incurred by Beneficiary in enforcing this Guaranty, which payment shall be made within twenty (20) business days following Guarantor’s receipt of written demand for payment (including reasonable supporting documentation) from Beneficiary; provided, however, that Guarantor is not responsible for Beneficiary’s fees and expenses in enforcing this Guaranty if no performance or payment is required to be made by Guarantor hereunder.

5.	Rights of Third Parties. This Guaranty shall not be construed to create any right or to confer any benefit on any persons other than Beneficiary, Guarantor and Counterparty.

6.	Representations and Warranties. Guarantor hereby represents and warrants that:

A.	It is a corporation, duly formed, validly existing, and in good standing under the laws of Delaware and has full power and authority to own its property and to carry on its business as now conducted.

B.
Guarantor has full legal right, power and authority to execute and deliver this Guaranty and to carry out is obligations hereunder, and this Guaranty has been duly authorized by all requisite corporate action on its part. This Guaranty has been duly authorized, executed and delivered by Guarantor. This Guaranty constitutes a valid and legally binding obligation of Guarantor, enforceable against it in accordance with its terms. No consent, authorization, order or approval of, or filing or registration with any person or entity, including any governmental entity, is required in connection with the execution, delivery and performance of this Guaranty.

C.
Guarantor’s execution, delivery and performance of this Guaranty and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under (1) any contract or agreement to which it is a party or by which it or its property is bound, (2) its organizational documents, or (3) any laws, regulation, or judicial orders having applicability to it.

D.
There is no action, suit or similar proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the best of Guarantor’s knowledge, threatened against Guarantor wherein an unfavorable decision, ruling or finding would materially and adversely affect the validity or enforceability of this Guaranty or any other agreement or instrument entered into by Guarantor in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by Guarantor of its obligations hereunder.

7.	Continuing Guarantee.

A.
The obligations of Guarantor under this Guaranty are absolute, present, irrevocable and unconditional, except as otherwise provided in this Guaranty, and shall remain in full force and effect until Counterparty shall have fully satisfied and discharged all of the Guaranteed Obligations in accordance with this Guaranty and the Unit Four Agreement and shall not be released or discharged by: (i) any failure, omission or delay by Beneficiary in the exercise of any right, power or remedy conferred on it with respect to this Guaranty or the Unit Four Agreement, or any exercise by Beneficiary of any right, power or remedy conferred on it with respect to this Guaranty or the Unit Four Agreement, (ii) any assignment of the Unit Four Agreement by Counterparty or any change in the ownership, direct or indirect, of Counterparty or Beneficiary,

EXHIBIT 10.1

the insolvency, bankruptcy, liquidation or dissolution of Counterparty, (iii) any amendment or modification of any of the Guaranteed Obligations, or (iv) any other similar circumstance which might constitute a legal or equitable discharge or defense under applicable principles of suretyship law or laws affecting guaranties.

B.
Notwithstanding anything to the contrary herein, in the event that either: (i) Counterparty, while still a party to the Unit Four Agreement, ceases to be a direct or indirect subsidiary of Guarantor, or (ii) Counterparty assigns or otherwise transfers its interests in the Unit Four Agreement, in accordance with the terms thereof, to another party which is not a direct or indirect subsidiary of Guarantor (in each case, a “Transfer”), then upon the effective date of such Transfer, this Guaranty, including without limitation Guarantor’s obligations with respect to the Guaranteed Obligations, may not be expanded, amended or modified without Guarantor’s express written consent.

8.	Set-Off. Guarantor shall be entitled only to those set-offs and counterclaims to which Counterparty is entitled under the Unit Four Agreement.

9.
Waivers by Guarantor. Guarantor hereby unconditionally and irrevocably waives as a condition to the performance or payment by Guarantor of the Guaranteed Obligations (i) except for the Beneficiary Demand required hereby, all notices which may be required by statute or otherwise, including notices of acceptance, default, presentment or demand, (ii) except as expressly provided in Section 7(B) above, all suretyship defenses of every nature available under the laws of the State of Indiana and the laws of any other state, provided, however, that if, after the occurrence of a Transfer as contemplated by Section 7(B), the Guaranteed Obligations are expanded, amended or modified without Guarantor’s express written consent, Guarantor acknowledges and agrees that any suretyship defenses that may be available to it shall not limit the applicability of this Guaranty to the Guaranteed Obligations as they existed immediately prior such expansion, amendment or modification thereof, and (iii) any defense based on an election of remedies by Beneficiary. Except for the Beneficiary Demand required hereby, Guarantor also waives any right to require Beneficiary to first proceed against Counterparty, any other guarantor or person liable on the Guaranteed Obligations or exhaust any other remedies available.

10.
Reinstatement of Obligations. If Beneficiary is required to refund (for any reason, including as a result of the bankruptcy or insolvency of Counterparty) any amount previously paid in connection with a Guaranteed Obligation, the obligation of Guarantor under this Guaranty with respect to such amount shall automatically be deemed to be reinstated and shall constitute a Guaranteed Obligation (including any enforcement costs associated with defending the receipt of such amounts originally paid in respect of such reinstated liability).

11.
Deferral of Subrogation. Until such time as all of the Guaranteed Obligations have been fully satisfied, Guarantor shall not by virtue of this Guaranty be subrogated to any rights of Beneficiary or make any claim in competition with Beneficiary against Counterparty or any other collateral or security with respect to the Guaranteed Obligations in connection with any matter relating to or arising from the Guaranteed Obligations or this Guaranty.

12.
Payments. All payments hereunder shall be made by wire transfer of immediately available U.S. dollar funds to such account at such financial institution as Beneficiary may from time to time designate in writing.

13.
Enforcement; No Waiver. This Guaranty may be enforced as to one or more breaches either separately or cumulatively. No failure or delay on the part of Beneficiary to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the exercise of any other right. This Guaranty constitutes the entire agreement between Beneficiary and Guarantor concerning the subject matter hereof.

14.	Governing Law; Disputes. THE LAWS OF THE STATE OF INDIANA (EXCLUDING RULES GOVERNING CONFLICTS OF LAWS) SHALL GOVERN THE INTERPRETATION,

EXHIBIT 10.1

CONSTRUCTION, ENFORCEABILITY, LEGALITY AND VALIDITY OF THIS PARENT GUARANTY, AND ALL DISPUTES ARISING HEREUNDER OR IN ANY MANNER RELATED HERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ANY DISPUTES ARISING HEREUNDER OR IN ANY MANNER RELATED HERETO SHALL BE RESOLVED IN ACCORDANCE WITH THE DISPUTE RESOLUTION PROCEDURES SET FORTH IN SECTION 4 OF ARTICLE SEVEN OF THE UNIT FOUR AGREEMENT.

15.
Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, nationally recognized pre-paid overnight delivery service or by facsimile. Any such notice shall be effective (i) upon delivery if delivered by hand, (ii) on the next business day after mailing if sent by a nationally recognized pre-paid overnight delivery service or (iii) on the date of confirmed delivery (as evidenced by a written confirmation from the sender’s facsimile machine) if delivered by facsimile before 5 p.m. EPT on any business day and on the next business day if confirmed delivery by facsimile occurs after such time or on a day that is not a business day. All notices and other communications shall be delivered to Beneficiary at its address specified below, to Guarantor at its address set forth below, and to Counterparty at its address specified below, or at such other addresses as any such party shall have designated in writing to the other parties on ten (10) days prior written notice. Beneficiary will send a courtesy copy to Counterparty of any Beneficiary Demand under this Guaranty given to Guarantor.

To Beneficiary:    Southern Indiana Gas and Electric Company
One Vectren Square
211 N.W. Riverside Drive
Evansville, IN 47708
Attn: Corporate Secretary
Facsimile: (812) 491-4172

To Guarantor:    Alcoa Corporation
201 Isabella Street, Suite 500
Pittsburgh, PA 15212 USA
Attn: Treasurer
Facsimile: (412) 992-5440

To Counterparty:    Alcoa Power Generating, Inc.
201 Isabella Street, Suite 500
ALC 6J15
Attn: Marc A. Pereira
Facsimile: (412) 992-5440

16.
Term of the Guaranty. This Guaranty shall become operative and it shall remain in full force and effect from the date of execution and delivery hereof until the performance or discharge or release of all of the Guaranteed Obligations; provided, that in the case of a discharge resulting from the lack of authority, bankruptcy, insolvency or dissolution of Counterparty this Guaranty shall continue and remain in full force and effect.

17.	Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of Beneficiary and its successors and permitted assigns.

EXHIBIT 10.1

Guarantor may not assign its obligations hereunder without the prior written consent of Beneficiary. Beneficiary may not assign its rights and obligations hereunder without the prior written consent of Guarantor, except that Beneficiary may, without any prior consent of Guarantor, assign its rights and obligations hereunder in connection with a permitted assignment by Beneficiary of its interests in the Unit Four Agreement in accordance with the terms thereof.

18.
Amendments. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Beneficiary, and no waiver of any provision of this Guaranty and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Beneficiary.

19.
Severability. In the event that any of the provisions, or portions or applications thereof, of this Guaranty are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

[SIGNATURES ON FOLLOWING PAGE]

EXHIBIT 10.1

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed by its authorized representative as of the date first written above.

GUARANTOR

By:    ALCOA CORPORATION

By:    /s/ Marc A. Periera
Name:    Marc A. Pereira
Title:     Vice President, Corporate Development

[Signature Page to Parent Guaranty]